From: Henry Schuck
Audience: All Employees
Date: June 9, 2025
Time: 4:05 p.m. ET
Subject line: Business update

Team -

We’ve made real progress this year – moving faster on product innovation, delivering more for our customers, and gaining traction upmarket. That progress matters, and it puts us in a strong position. I also know we have to keep evolving to stay ahead. The way we operated in the past no longer applies to today’s business realities.

To position the company for long-term success, the executive leadership team and I made the very difficult, but necessary, decision to reduce our workforce by approximately 6%.

We’re adjusting our team size by shifting focus to the areas that matter most so we can run the business more efficiently and stay on track to meet our current goals. These changes will help us move faster, simplify decision-making, and better align our teams and operations with our upmarket strategy. While tough, with these decisions we intend to bring sharper focus and direction for the future and to support our larger goal of moving upmarket while delivering consistent profitability.

Anytime we part ways with teammates we respect and care about, it’s felt deeply. The people we said goodbye to today have contributed significantly to our journey. I’m personally grateful for their work, and we are providing severance and support to help with the transition.

If you have questions or need support, please reach out to your leader or HR business partner.

Henry